Changes in Investment Policy:

Effective September 21, 2015, Diversified Income & Convertible and Equity & Convertible Income each rescinded its non-fundamental policy to normally write call options on the stocks held in its portfolio with respect to approximately 70% of the value of each position, and adopted a revised non-fundamental policy to normally write call options on the stocks held in its portfolio with respect to “up to approximately 70%” of the value of each equity position (emphasis added).  The exact policy of each Fund with respect to writing call options that was in effect prior to September 21, 2015 is set forth below:

Equity & Convertible Income

Equity & Convertible Income employs a strategy of writing (selling) call options on the stocks held in the equity component of its portfolio (the “Equity Component”) as well as on equity indexes, generally with respect to approximately 70% of the value of the securities in the Equity Component (the “Option Strategy”).  The extent of Equity & Convertible Income’s use of the Option Strategy will vary depending on market conditions and other factors, and Equity & Convertible Income’s may determine from time to time to write call options on only a portion, or none, of the stocks in the Equity Component.

The newly adopted non-fundamental policy of each Fund with respect to writing call options is set forth below:

Equity & Convertible Income

Equity & Convertible Income employs a strategy of writing (selling) call options on the stocks held in the equity component of its portfolio (the “Equity Component”) as well as on equity indexes, generally with respect to up to approximately 70% of the value of the securities in the Equity Component (the “Option Strategy”).  The extent of Equity & Convertible Income’s use of the Option strategy will vary depending on market conditions and other factors, and Equity & Convertible Income may determine from time to time to write call options on only a portion, or none, of the stocks in the Equity Component.